For Immediate Release
NEWS RELEASE
Contact: Joe Fazzino
860-263-4725
joe.fazzino@virtus.com

Virtus Investment Partners Announces Financial Results

For the First Quarter of 2013

-	Operating Income, as Adjusted and Related Margin Increase to $25.1 Million and 39 Percent from $16.0 Million and 34 Percent in First Quarter of 2012; Operating Income Increases to $21.1 Million from $8.0 Million

-	Net Income Attributable to Common Stockholders of $14.0 Million or $1.73 per Fully Diluted Common Share, Increase from $5.4 Million or $0.68 per Diluted Share in First Quarter of 2012

-	Total Sales Increase 78 Percent to $6.2 Billion from First Quarter of 2012; Long-Term Open-End Mutual Fund Sales Increase 98 Percent to $5.7 Billion

-	Total Net Flows Increase 99 Percent to $3.7 Billion from $1.9 Billion in First Quarter of 2012; Long-term Open-End Mutual Fund Net Flows Increase 111 Percent to $3.6 Billion

Hartford, CT, [April 30], 2013 – Virtus Investment Partners, Inc. (NASDAQ: VRTS), which operates a multi-manager asset management business, today reported financial and operating results for the first quarter of 2013 that continued the company’s trend of strong sales and net flows and substantial growth in assets under management, revenues and operating income, as adjusted.

Operating income, as adjusted, was $25.1 million for the quarter ended March 31, 2013, an increase of 57 percent from $16.0 million in the first quarter of 2012 and 2 percent from $24.5 million in the fourth quarter of 2012. The related operating margin was 39 percent, compared with 34 percent for the prior year quarter and 41 percent for the fourth quarter of 2012.

Operating income of $21.1 million and net income attributable to common stockholders of $14.0 million for the first quarter increased from the prior-year period, which included $4.5 million of pre-tax costs related to the launch of a closed-end fund. Net income per diluted common share increased to $1.73 from $0.68 for the first quarter of 2012 and $1.50 for the fourth quarter of 2012.

Virtus Investment Partners, Inc. | 100 Pearl Street | Hartford, CT 06103 | www.virtus.com

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Assets under management were $51.2 billion at March 31, 2013, an increase of 35 percent from $38.0 billion at March 31, 2012 and 12 percent from December 31, 2012. Long-term assets under management were $49.4 billion at the end of the first quarter, an increase of 37 percent from March 31, 2012 and 14 percent from December 31, 2012.

Financial Highlights (Unaudited)

(Dollars in thousands, except per share data or as noted)

In evaluating its performance, the company considers certain non-GAAP measures, including operating income, as adjusted, operating margin, as adjusted, operating expenses, as adjusted, and revenue, as adjusted, which are described and reconciled to GAAP-reported amounts in the table at the end of the release. These non-GAAP measures net the distribution and administration expenses against the related revenue and also exclude certain other cash and non-cash items.

	Three Months Ended			Three Months Ended
	3/31/2013	3/31/2012	Change	12/31/2012	Change
Ending Assets Under Management (in billions)	$51.2	$38.0	35%	$45.5	12%
Average Assets Under Management (in billions)	$48.3	$36.3	33%	$44.0	10%

Gross Sales (in millions)	$6,242.0	$3,515.1	78%	$3,850.7	62%
Net Flows (in millions)	$3,726.0	$1,876.7	99%	$1,686.7	121%

Revenue	$86,168	$62,398	38%	$78,919	9%
Revenue, as adjusted (1)	$64,492	$47,411	36%	$59,151	9%

Operating expenses	$65,068	$54,445	20%	$58,447	11%
Operating expenses, as adjusted (1)	$39,418	$31,424	25%	$34,654	14%

Operating income	$21,100	$7,953	165%	$20,472	3%
Operating income, as adjusted (1)	$25,074	$15,987	57%	$24,497	2%

Net income	$14,185	$5,450	160%	$12,314	15%
Net income attributable to common stockholders	$13,960	$5,386	159%	$12,213	14%
Avg. shares outstanding - diluted (in thousands)	8,088	7,966	2%	8,126	-
Earnings per share - diluted	$1.73	$0.68	154%	$1.50	15%

Operating margin	24%	13%		26%
Operating margin, as adjusted (1)	39%	34%		41%

(1) See "Schedule of Non-GAAP Information" at the end of the release

Management Commentary

“The record sales, net flows, and operating income, as adjusted, that we delivered in the first quarter represent an excellent start to 2013,” said George R. Aylward, president and chief executive officer. “We had exceptionally strong net flows in our mutual funds, and the combined benefit of net flows and the positive impact of a strong market environment resulted in a 12 percent quarterly growth in assets under management to $51.2 billion.”

Total sales were $6.2 billion, an increase of 78 percent from the first quarter of 2012, driven by long-term open-end mutual fund sales of $5.7 billion, an increase of 98 percent from the prior year. Net fund flows of $3.6 billion, or more than double the company’s previous best quarter for flows, represented an annualized organic growth rate of 56 percent, which was again among the highest for the largest companies that sell through financial intermediaries. The company has had positive net fund flows each quarter since the second quarter of 2009.

Virtus Investment Partners, Inc. | 100 Pearl Street | Hartford, CT 06103 | www.virtus.com

Virtus Investment Partners, Inc. 3

With the strong financial markets in the first quarter, the industry in general saw increased investor interest in risk assets and, Aylward noted, Virtus’ equity fund sales grew by 79 percent from the prior quarter. “Even with this significant growth in equity fund sales, we continued to have growing demand for our variable rate and short-duration fixed income funds that are particularly well-positioned for the current market conditions, as demonstrated by the 49 percent increase in fixed-income sales over the prior quarter.”

The continued positive net flows and growing assets under management resulted in strong financial results for the quarter. Revenues increased by 38 percent from the first quarter of 2012 and 9 percent from prior quarter, and operating income, as adjusted, was $25.1 million, an increase of 57 percent from the prior year. The related operating margin increased to 39 percent from 34 percent in the first quarter of 2012. Operating income, as adjusted, increased 2 percent sequentially in spite of the impact of $2.0 million related to seasonally higher payroll taxes and $1.8 million from higher variable sales costs related to the $2.3 billion sequential increase in retail sales.

“The very strong results we delivered in the first quarter continue the trend of significant growth in sales and flows and the positive impact on profitability from higher assets under management,” Aylward said. “We are well-positioned to continue to drive top-line growth and returns for our shareholders with our distinctive and diverse products, a strong sales platform, and the opportunities we have to expand our business.”

Asset Flows and Assets Under Management

The company reported a significant increase in total and long-term assets under management as the result of consistently strong sales, net flows and market appreciation.

▪	The first quarter of 2013 was the company’s best quarter for total sales and net flows. Total sales increased 78 percent to $6.2 billion in the first quarter from $3.5 billion in the first quarter of 2012, and were 62 percent higher than sales of $3.9 billion in the fourth quarter of 2012. Total net flows grew to $3.7 billion in the first quarter, an increase of 99 percent from the prior year quarter and 121 percent from the sequential quarter, as a result of substantially higher mutual fund, separately managed account and institutional flows.
▪	Long-term open-end mutual fund sales of $5.7 billion in the quarter increased 98 percent from $2.9 billion in the first quarter of 2012 and 68 percent from $3.4 billion in the prior quarter. Contributing to the significant increase was $2.3 billion in sales of the Virtus Emerging Markets Opportunities Fund (“Emerging Markets”), compared with $1.2 billion in the fourth quarter of 2012, following notification to investors that investments into the fund would be limited to existing shareholders and certain designated broker-dealer platforms as of February 1, 2013.
▪	Net flows for long-term funds were $3.6 billion, or more than double net flows of $1.7 billion in both the first and fourth quarters of 2012. Fund net flows in the first quarter of 2013 represented an annualized organic growth rate (net flows divided by beginning-of-period assets) of 56 percent. Fund sales and net flows, excluding Emerging Markets, were $3.4 billion and $2.0 billion, respectively, both increases from the fourth quarter of 2012 and the prior year including Emerging Markets. The mutual fund annualized organic growth rate in the first quarter of 2013, excluding net flows of Emerging Markets, was 31 percent.

Virtus Investment Partners, Inc. | 100 Pearl Street | Hartford, CT 06103 | www.virtus.com

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▪	The company had separately managed account (SMA) sales of $367.0 million and net flows of $133.0 million, compared with $308.0 million and $55.7 million, respectively, in the first quarter of 2012. Institutional sales were $154.6 million and net flows were $88.6 million, compared with sales of $102.3 million and net outflows of $16.3 million in the prior year quarter.
▪	Assets under management at March 31, 2013 were $51.2 billion, an increase of 35 percent from $38.0 billion at March 31, 2012 and 12 percent from $45.5 billion at December 31, 2012, reflecting positive net flows of $3.7 billion and market appreciation of $2.2 billion in the first quarter of 2013. Long-term open-end mutual fund assets increased 18 percent to $30.6 billion from $25.8 billion in the prior quarter. Total long-term assets increased to $49.4 billion from $43.5 billion at year-end 2012.
▪	Average assets under management, which correspond to the company’s fee-earning asset levels, were $48.3 billion for the first quarter of 2013, an increase of 33 percent from $36.3 billion in the prior year quarter and 10 percent from $44.0 billion in the prior quarter.

Revenues

Revenues increased primarily as a result of the substantial growth of assets under management and the addition of a new affiliated manager.

▪	Revenues were $86.2 million in the first quarter of 2013, an increase of 38 percent from $62.4 million in the first quarter of 2012 and 9 percent from $78.9 million in the sequential quarter, primarily from higher investment management fees resulting from the company’s larger asset base.
▪	Revenues, as adjusted, increased 36 percent to $64.5 million from $47.4 million in the prior year quarter and by 9 percent from $59.2 million in the fourth quarter. The increase from the prior periods is a result of the higher asset levels and an increase in the average net fee rate.
▪	Investment management fees increased 38 percent to $57.8 million in the first quarter from $41.8 million in the first quarter of 2012, reflecting a 52 percent increase in average open-end fund assets; an 11 percent increase in average closed-end fund assets; and a 50 percent increase in average SMA assets resulting from both organic growth and the fourth-quarter addition of a new affiliate. The average net fee for all products increased to 48.5 basis points from 46.4 basis points in the first quarter of 2012 and 48.0 in the fourth quarter of last year primarily related to the increase in assets in higher-fee products.
▪	Administration and transfer agent fees in the first quarter increased 44 percent to $10.7 million from $7.4 million in the first quarter of 2012, and by 12 percent from $9.6 million in the prior quarter, primarily as a result of average long-term open-end mutual fund assets that were 52 percent higher from the prior year and 16 percent higher on a sequential basis.

Virtus Investment Partners, Inc. | 100 Pearl Street | Hartford, CT 06103 | www.virtus.com

Virtus Investment Partners, Inc. 5

Expenses

Operating expenses in the quarter increased as a result of higher payroll taxes and variable employment expenses.

▪	Total operating expenses were $65.1 million in the quarter, compared with $54.4 million in the first quarter of 2012 and $58.4 million in the fourth quarter of 2012, reflecting the higher variable compensation costs related to increased sales, and higher distribution and administration expenses related to higher sales and assets under management.
▪	Operating expenses, as adjusted, which exclude distribution and administration expenses, and certain other expenses such as stock-based compensation, depreciation and amortization, and restructuring charges, were $39.4 million, compared with $31.4 million in the first quarter of 2012 and $34.7 million in the fourth quarter of 2012.
▪

Employment expenses were $32.4 million in the quarter, compared with $26.3 million in the first quarter of 2012 and $27.8 million in the fourth quarter of 2012, reflecting increased variable incentive compensation and the October 2012 addition of Rampart Investment Management. The sequential increase primarily reflects $2.0 million of higher payroll taxes related to the annual payment of incentive compensation, as well as an increase in variable sales-based compensation. The increase from the first quarter of 2012 reflects higher sales- and profit-based compensation as well as the addition of Rampart.

▪	The increases in distribution and administration expenses to $21.6 million from $18.9 million in the first quarter of 2012 and from $19.7 million in the fourth quarter of 2012 primarily reflect higher average long-term mutual fund assets.
▪	Other operating expenses were $9.0 million in the first quarter, an increase from $7.9 million in the prior year quarter and an increase of 2 percent from $8.7 million on a sequential basis. The 13 percent increase from the prior year reflects higher costs related to increased sales and marketing activities as well as additional costs associated with Rampart.

Investment Capabilities and Performance

In April, Virtus completed the previously announced acquisition of a 24 percent interest in Kleinwort Benson Investors International, Ltd. (KBII), a U.S. registered investment adviser that offers institutional-quality, income-oriented equity and resource strategies. KBII, a subsidiary of Kleinwort Benson Investors (Dublin), is the subadviser of the Virtus Emerging Markets Equity Income Fund, a mutual fund that was launched last year.

The company’s mutual funds maintained strong relative investment performance, with 97 percent of rated long-term open-end mutual fund assets in 5-, 4- or 3-star funds on an overall load-waived basis according to Morningstar1. Twenty of the company’s 23 rated equity funds, representing 96 percent of equity fund assets, and seven of nine fixed income funds, representing 98 percent of those assets, were rated as either 5-, 4- or 3-star funds.

Virtus Investment Partners, Inc. | 100 Pearl Street | Hartford, CT 06103 | www.virtus.com

Virtus Investment Partners, Inc. 6

▪	In January, Rajiv Jain of Vontobel Asset Management was named Morningstar’s 2012 International-Stock Fund Manager of the Year (U.S)[2] for his management of the Virtus Foreign Opportunities Fund (Class A: JVIAX) and Virtus Emerging Markets Opportunities Fund (Class A: HEMZX).
▪	Lipper named the Virtus Foreign Opportunities Fund (Class I: JVXIX) the Best International Large-Cap Growth Fund and the Virtus Global Opportunities Fund (Class A: NWWOX) the Best Global Large-Cap Growth Fund for the three-years ended December 31, 2012. Both funds were honored at the annual Lipper Fund Awards.[3]
▪	For the second time in three years, Virtus was ranked as the best Taxable Bond Fund family in the Barron’s/Lipper Best Fund Families Awards, based on the one-year performance of funds managed by Newfleet Asset Management.[4]

Balance Sheet, Liquidity and Income Taxes

The company’s working capital was $109.3 million at March 31, 2013, an increase from $55.8 million a year earlier and from $102.4 million at December 31, 2012. Working capital included cash and cash equivalents of $45.9 million and marketable securities and seed capital investments of $54.0 million. The sequential decrease in cash and cash equivalents from $63.4 million at December 31, 2012 was a result of the annual incentive compensation and related payroll tax payments, common stock repurchases, and net-settlements of restricted stock units (RSUs).

The company used $10.4 million in the first quarter to repurchase 60,000 shares of common stock under its multi-year repurchase program. Since the start of the repurchase program, the company has repurchased 305,000 shares, or approximately 3.8 percent of fully diluted average common shares outstanding for the first quarter of 2013. In addition, during the quarter the company used $5.2 million to satisfy tax withholding obligations and to net-settle 27,747 RSU grants prior to their issuance as common shares.

In the quarter the company utilized $7.9 million of its deferred tax assets to reduce current tax obligations. The company had $89.1 million of total net deferred tax assets remaining at March 31, 2013, compared with $96.9 million at December 31, 2012.

Virtus Investment Partners, Inc. | 100 Pearl Street | Hartford, CT 06103 | www.virtus.com

Virtus Investment Partners, Inc. 7

Balance Sheet Highlights (Unaudited)
(Dollars in thousands)

	As of			As of
	3/31/2013	3/31/2012	Change	12/31/2012	Change
Cash and cash equivalents	$45,874	$32,821	40%	$63,432	(28)%
Trading securities, at fair value	$18,853	$13,777	37%	$12,392	52%
Available-for-sale securities, at fair value	$2,816	$2,509	12%	$2,656	6%
Net assets of consolidated sponsored
investment products (1)	$35,109	$-	N/M	$40,397	(13)%
Total deferred taxes, net (2)	$89,059	$120,227	(26)%	$96,923	(8)%
Long-term debt	$15,000	$15,000	-	$15,000	-
Stockholders' equity	$245,127	$224,457	9%	$244,471	-

Working capital (3)	$109,292	$55,750	96%	$102,415	7%
Working capital less redeemable noncontrolling interests	$107,150	$55,750	92%	$99,252	8%

(1) For the periods ending March 31, 2013 and Dec. 31, 2012, net assets of consolidated sponsored investment products comprise $37.9 million and $43.9 million of total assets, $0.6 million and $0.3 million of total liabilities, and $2.2 million and $3.2 million of redeemable noncontrolling interests, respectively.

(2) Includes both current and long-term deferred taxes

(3) Working capital is defined as current assets less current liabilities

N/M - Not Meaningful

Conference Call

Virtus Investment Partners management will host an investor conference call on Wednesday, May 1, at 11 a.m. Eastern to discuss these financial results and related matters. The webcast of the call will be available live over the Internet in the Investor Relations section of www.virtus.com. The call can also be accessed by telephone at 866-515-2910 if calling from within the U.S. or 617-399-5124 if calling from outside the U.S. (Passcode: 31160690). A replay of the call will be available through May 31 in the Investor Relations section of www.virtus.com or by telephone at 888-286-8010 if calling from within the U.S. or 617-801-6888 if calling from outside the U.S. (Passcode: 56689724). The presentation that will be reviewed as part of the conference call will be available in the Investor Relations section of the company's Web site.

About Virtus Investment Partners

Virtus Investment Partners (NASDAQ: VRTS), which had $51.2 billion of assets under management at March 31, 2013, is a distinctive partnership of boutique investment managers singularly committed to the long-term success of individual and institutional investors. Virtus offers access to a variety of investment styles across multiple disciplines to meet a wide array of investor needs, and provides products and services through affiliated managers and select subadvisers, each with a distinct investment style, autonomous investment process and individual brand. Its affiliated managers include Duff & Phelps Investment Management Co., Euclid Advisors LLC, Kayne Anderson Rudnick Investment Management, LLC, Newfleet Asset Management, LLC, Newfound Investments, LLC, Rampart Investment Management Co., LLC, and Zweig Advisers LLC. Additional information can be found at www.virtus.com.

Virtus Investment Partners, Inc. | 100 Pearl Street | Hartford, CT 06103 | www.virtus.com

Virtus Investment Partners, Inc. 8

Consolidated Statement of Operations

(Dollars in thousands, except per share data)

	Three Months Ended			Three Months Ended
	3/31/2013	3/31/2012	Change	12/31/2012	Change
Revenues
Investment management fees	$57,777	$41,847	38%	$53,165	9%
Distribution and service fees	17,361	12,721	36%	15,897	9%
Administration and transfer agent fees	10,695	7,402	44%	9,580	12%
Other income and fees	335	428	(22)%	277	21%
Total revenues	86,168	62,398	38%	78,919	9%

Operating Expenses
Employment expenses	32,411	26,318	23%	27,847	16%
Distribution and administration expenses	21,628	18,923	14%	19,727	10%
Other operating expenses	8,957	7,893	13%	8,743	2%
Other operating expenses of consolidated
sponsored investment products	184	-	N/M	161	14%
Restructuring and severance	203	-	N/M	248	(18)%
Depreciation and other amortization	575	323	78%	616	(7)%
Intangible asset amortization	1,110	988	12%	1,105	-
Total operating expenses	65,068	54,445	20%	58,447	11%

Operating Income	21,100	7,953	165%	20,472	3%

Other Income (Expense)
Realized and unrealized gain on trading securities, net	825	1,224	(33)%	252	N/M
Realized and unrealized gain on investments
of consolidated sponsored investment products, net	372	-	N/M	1,531	(76)%
Other expense, net	(18)	-	N/M	(22)	18%
Total other income, net	1,179	1,224	(4)%	1,761	(33)%

Interest Income (Expense)
Interest expense	(221)	(201)	(10)%	(183)	(21)%
Interest and dividend income	97	106	(8)%	335	(71)%
Interest and dividend income of investments
of consolidated sponsored investment products	480	-	N/M	479	-
Total interest income (expense), net	356	(95)	N/M	631	(44)%
Income Before Income Taxes	22,635	9,082	149%	22,864	(1)%
Income tax expense	8,450	3,632	133%	10,550	(20)%
Net Income	14,185	5,450	160%	12,314	15%
Noncontrolling interests	(225)	-	N/M	(101)	(123)%
Allocation of earnings to preferred stockholders	-	(64)	N/M	-	-
Net Income Attributable to Common Stockholders	$13,960	$5,386	159%	$12,213	14%
Earnings Per Share - Basic	$1.79	$0.72	149%	$1.56	15%
Earnings Per Share - Diluted	$1.73	$0.68	154%	$1.50	15%
Weighted Average Shares Outstanding - Basic (in thousands)	7,820	7,468		7,832
Weighted Average Shares Outstanding - Diluted (in thousands)	8,088	7,966		8,126

N/M - Not Meaningful

Virtus Investment Partners, Inc. | 100 Pearl Street | Hartford, CT 06103 | www.virtus.com

Virtus Investment Partners, Inc. 9

Assets Under Management - Product and Asset Class

(Dollars in millions)

	Three Months Ended
	Mar 31, 2013	Dec 31, 2012	Sep 30, 2012	Jun 30, 2012	Mar 31, 2012
By product (period end):
Mutual Funds - Long-Term Open-End	$30,552.5	$25,827.1	$23,615.7	$21,126.1	$19,955.1
Mutual Funds - Closed-End	6,621.0	6,231.6	6,365.3	6,051.6	5,992.3
Mutual Funds - Money Market	1,742.2	1,994.1	1,763.8	1,818.7	1,803.4
Variable Insurance Funds	1,317.8	1,295.7	1,311.9	1,295.9	1,395.8
Separately Managed Accounts (1)	6,435.5	5,829.0	4,531.0	4,367.7	4,304.6
Institutional Products (1)	4,538.7	4,359.5	4,212.7	4,178.9	4,590.7
Total	$51,207.7	$45,537.0	$41,800.4	$38,838.9	$38,041.9

By product (average) (2)
Mutual Funds - Long-Term Open-End	$28,389.9	$24,544.6	$22,246.3	$20,360.1	$18,634.8
Mutual Funds - Closed-End	6,402.7	6,257.7	6,114.2	5,924.8	5,763.0
Mutual Funds - Money Market	1,838.4	1,792.7	1,805.6	1,787.0	1,997.6
Variable Insurance Funds	1,315.8	1,288.0	1,307.6	1,316.1	1,367.6
Separately Managed Accounts (1)	5,895.7	5,737.8	4,367.7	4,304.6	3,933.8
Institutional Products (1)	4,445.1	4,349.7	4,222.1	4,510.9	4,591.5
Total	$48,287.6	$43,970.5	$40,063.5	$38,203.5	$36,288.3

By asset class (period end):
Equity (1)	$31,033.3	$26,925.5	$24,143.4	$22,296.8	$21,940.9
Fixed Income	18,389.3	16,581.7	15,846.5	14,680.1	14,249.2
Cash	1,785.1	2,029.8	1,810.5	1,862.0	1,851.8
Total	$51,207.7	$45,537.0	$41,800.4	$38,838.9	$38,041.9

Assets Under Management - Average Net Management Fees Earned (3)

(In basis points)

	Three Months Ended
	Mar 31, 2013	Dec 31, 2012	Sep 30, 2012	Jun 30, 2012	Mar 31, 2012
Mutual Funds - Long-Term Open-End (4) (5)	50.9	50.7	50.5	50.4	50.4
Mutual Funds - Closed-End (4)	59.3	58.9	59.1	59.4	57.6
Mutual Funds - Money Market	3.2	4.5	4.4	4.6	3.3
Variable Insurance Funds (4)	55.5	52.7	47.3	45.4	48.2
Separately Managed Accounts (1)	49.8	49.3	51.1	51.3	51.5
Institutional Products (1)	32.0	32.3	29.7	30.7	30.0
All Products	48.5	48.0	47.5	47.2	46.4

(1) Includes assets under management related to options strategies

(2) Averages are calculated as follows:

- Mutual Funds and Variable Insurance Funds (VIF) - average daily or weekly balances

- Separately Managed Accounts

- prior quarter ending balance or average of month-end balances in quarter - Institutional Products - average of month-end balances in quarter

(3) Average fees earned is calculated as revenue earned by product divided by average product assets, as described in note (2)

(4) Average fees earned for Mutual Funds and VIF are net of fees paid to unaffiliated subadvisors, fund expense reimbursements and advisory fee waivers.

(5) Excludes the impact of consolidated sponsored investment products

Virtus Investment Partners, Inc. | 100 Pearl Street | Hartford, CT 06103 | www.virtus.com

Virtus Investment Partners, Inc. 10

Assets Under Management – Asset Flows by Product

(Dollars in millions)

	Three Months Ended
	3/31/2013	12/31/2012	9/30/2012	6/30/2012	3/31/2012

Mutual Funds - Long-Term Open-End
Beginning balance	$25,827.1	$23,615.7	$21,126.1	$19,955.1	$16,896.6
Inflows	5,710.6	3,393.4	3,304.8	2,754.0	2,888.7
Outflows	(2,155.0)	(1,646.7)	(1,708.9)	(1,363.1)	(1,203.0)
Net flows	3,555.6	1,746.7	1,595.9	1,390.9	1,685.7
Market appreciation (depreciation)	1,098.4	475.1	911.9	(253.3)	1,408.3
Other (1)	71.4	(10.4)	(18.2)	33.4	(35.5)
Ending balance	$30,552.5	$25,827.1	$23,615.7	$21,126.1	$19,955.1

Mutual Funds - Closed-End
Beginning balance	$6,231.6	$6,365.3	$6,051.6	$5,992.3	$5,675.6
Inflows	-	-	229.2	9.6	205.4
Outflows	-	-	-	-	-
Net flows	-	-	229.2	9.6	205.4
Market appreciation (depreciation)	450.2	(43.7)	181.5	135.7	89.2
Other (1)	(60.8)	(90.0)	(97.0)	(86.0)	22.1
Ending balance	$6,621.0	$6,231.6	$6,365.3	$6,051.6	$5,992.3

Mutual Funds - Money Market
Beginning balance	$1,994.1	$1,763.8	$1,818.7	$1,803.4	$2,294.8
Other (1)	(251.9)	230.3	(54.9)	15.3	(491.4)
Ending balance	$1,742.2	$1,994.1	$1,763.8	$1,818.7	$1,803.4

Variable Insurance Funds
Beginning balance	$1,295.7	$1,311.9	$1,295.9	$1,395.8	$1,308.6
Inflows	9.8	15.5	13.5	8.3	10.7
Outflows	(61.0)	(60.3)	(52.8)	(60.6)	(64.5)
Net flows	(51.2)	(44.8)	(39.3)	(52.3)	(53.8)
Market appreciation (depreciation)	73.3	28.6	55.3	(47.6)	141.0
Other (1)	-	-	-	-	-
Ending balance	$1,317.8	$1,295.7	$1,311.9	$1,295.9	$1,395.8

Separately Managed Accounts (2)
Beginning balance	$5,829.0	$4,531.0	$4,367.7	$4,304.6	$3,933.8
Inflows	367.0	281.8	246.6	342.0	308.0
Outflows	(234.0)	(285.7)	(211.1)	(231.6)	(252.3)
Net flows	133.0	(3.9)	35.5	110.4	55.7
Market appreciation (depreciation)	473.9	42.1	128.0	(42.3)	399.0
Other (1)	(0.4)	1,259.8	(0.2)	(5.0)	(83.9)
Ending balance	$6,435.5	$5,829.0	$4,531.0	$4,367.7	$4,304.6

Institutional Products (2)
Beginning balance	$4,359.5	$4,212.7	$4,178.9	$4,590.7	$4,478.2
Inflows	154.6	160.0	112.6	61.0	102.3
Outflows	(66.0)	(171.3)	(159.5)	(126.7)	(118.6)
Net flows	88.6	(11.3)	(46.9)	(65.7)	(16.3)
Market appreciation (depreciation)	109.7	32.1	74.2	9.7	117.4
Other (1)	(19.1)	126.0	6.5	(355.8)	11.4
Ending balance	$4,538.7	$4,359.5	$4,212.7	$4,178.9	$4,590.7

Total
Beginning balance	$45,537.0	$41,800.4	$38,838.9	$38,041.9	$34,587.6
Inflows	6,242.0	3,850.7	3,906.7	3,174.9	3,515.1
Outflows	(2,516.0)	(2,164.0)	(2,132.3)	(1,782.0)	(1,638.4)
Net flows	3,726.0	1,686.7	1,774.4	1,392.9	1,876.7
Market appreciation (depreciation)	2,205.5	534.2	1,350.9	(197.8)	2,154.9
Other (1)	(260.8)	1,515.7	(163.8)	(398.1)	(577.3)
Ending balance	$51,207.7	$45,537.0	$41,800.4	$38,838.9	$38,041.9

(1) Comprised of open-end and closed-end mutual fund distributions, net flows of cash management strategies, net flows and market appreciation (depreciation) on structured products, and net flows from non-sales related activities such as asset acquisitions/ (dispositions) and the impact of leverage on AUM

(2) Includes assets under management related to options strategies

Virtus Investment Partners, Inc. | 100 Pearl Street | Hartford, CT 06103 | www.virtus.com

Virtus Investment Partners, Inc. 11

Schedule of Non-GAAP Information

(Dollars in thousands)

The company reports its financial results on a Generally Accepted Accounting Principles (GAAP) basis; however management believes that evaluating the company's ongoing operating results may be enhanced if investors have additional non-GAAP financial measures. Management reviews non-GAAP financial measures to assess ongoing operations and considers them only to be additional metrics for both management and investors to consider the company's financial performance over time, as noted in the footnotes below. Management does not advocate that investors consider such non-GAAP financial measures in isolation from, or as a substitute for, financial results prepared in accordance with GAAP.

Reconciliation of Revenues, Operating Expenses and Operating Income on a GAAP Basis to Revenues, Operating Expenses and Operating Income, as Adjusted

	Three Months Ended
	Mar 31, 2013	Mar 31, 2012	Dec 31, 2012

Revenues, GAAP basis	$86,168	$62,398	$78,919
Less:
Distribution and administration expenses	21,628	14,987	19,727
Consolidated sponsored investment products fees (1)	48	-	41

Revenues, as adjusted (2)	$64,492	$47,411	$59,151

Operating Expenses, GAAP basis	$65,068	$54,445	$58,447
Less:
Distribution and administration expenses	21,628	14,987	19,727
Depreciation and amortization	1,685	1,311	1,721
Stock-based compensation (3)	1,294	1,333	1,407
Restructuring and severance charges	203	-	248
Newfleet transition related operating expenses (4)	656	925	529
Consolidated sponsored investment product expenses (1)	184	-	161
Closed-end fund launch costs (5)	-	4,465	-
Operating Expenses, as adjusted (6)	$39,418	$31,424	$34,654

Operating Income, as adjusted (7)	$25,074	$15,987	$24,497

Operating margin, GAAP basis	24%	13%	26%
Operating margin, as adjusted (7)	39%	34%	41%

(1) Revenues and expenses related to consolidated sponsored investment products have been excluded to reflect revenues and expenses of the company prior to the consolidation of these products.

(2) Revenues, as adjusted, is a non-GAAP financial measure calculated by netting distribution and administration expenses from GAAP revenues. Management believes Revenues, as adjusted, provides useful information to investors because distribution and administration expenses are costs that are generally passed directly through to external parties. For the three months ended March 31, 2012, distribution and administration expenses included $3.9 million of structuring fees related to a closed-end fund launch. For the purposes of calculating Revenues, as adjusted, for the three months ended March 31, 2012 structuring fees paid to third-party distributors for the closed-end fund launch are excluded as they do not have a related revenue offset.

(3) For the three months ended March 31, 2013, March 31, 2012 and December 31, 2012, stock-based compensation expense includes $1.3, $1.0 and $1.4 million, respectively, of expense related to equity issued under the company's annual incentive and long-term plans.

(4) For the three months ended March 31, 2013, March 31, 2012 and December 31, 2012, Newfleet transition-related operating expenses include $0.2 million, $0.3 million and $0.2 million, respectively, of stock-based compensation.

(5) For the three months ended March 31, 2012, closed-end fund launch costs comprise structuring fees of $3.9 million payable to underwriters, sales-based incentive compensation of $0.4 million and unreimbursed offering costs of $0.2 million.

Virtus Investment Partners, Inc. | 100 Pearl Street | Hartford, CT 06103 | www.virtus.com

Virtus Investment Partners, Inc. 12

(6) Operating expenses, as adjusted, is a non-GAAP financial measure that management believes provides investors with additional information because of the nature of the specific excluded operating expenses. Specifically, management adds back amortization attributable to acquisition-related intangible assets as this may be useful to an investor to consider our operating results with the results of other asset management firms that have not engaged in significant acquisitions. In addition, we add back restructuring and severance charges as we believe that operating expenses exclusive of these costs will aid comparability of the information to prior reporting periods. We believe that because of the variety of equity awards used by companies and the varying methodologies for determining stock-based compensation expense, excluding stock-based compensation enhances the ability of management and investors to compare financial results over periods. Distribution and administrative expenses are excluded for the reason set forth above.

(7) Operating income, as adjusted, and operating margin, as adjusted, are calculated using the basis of revenues, as adjusted, and operating expenses, as adjusted, as described above.

In the above release, we define “organic growth rate” as our annualized net sales divided by beginning long-term open-end mutual fund assets under management.

The above measures should not be considered as substitutes for any measures derived in accordance with GAAP and may not be comparable to similarly titled measures of other companies. Exclusion of items in our non-GAAP presentation should not be considered as an inference that these items are unusual, infrequent or non-recurring.

1 Additional Information on Virtus Funds rated by Morningstar (without load). Period ending March 31, 2013:

Description	Overall	3 Year	5 Year	10 Year
Number of 5 or 4 star funds	19	19	15	6
Percentage of Assets	83%	83%	83%	79%
Number of 5, 4 or 3-star funds	27	29	22	13
Percentage of Assets	97%	98%	97%	94%
Total Funds	32	32	28	20

Additional Information on Virtus Funds rated by Morningstar (with load). Period ending March 31, 2013:

Description	Overall	3 Year	5 Year	10 Year
Number of 5 or 4 star funds	18	19	11	6
Percentage of Assets	83%	83%	78%	79%
Number of 5, 4 or 3-star funds	25	26	20	11
Percentage of Assets	94%	94%	93%	90%
Total Funds	32	31	28	20

For each fund with at least a three-year history, Morningstar calculates a Morningstar RatingTM based on a Morningstar Risk-Adjusted Return measure that accounts for variation in a fund’s monthly performance (including the effect of sales charges, loads, and redemption fees), placing more emphasis on downward variation and rewarding consistent performance. The top 10% of funds in each category receive 5 stars, the next 22.5% receive 4 stars, the next 35% receive 3 stars, the next 22.5% receive 2 stars and the bottom 10% receive 1 star. The Overall Morningstar RatingTM for a fund is derived from a weighted average of performance figures associated with its three-, five- and ten-year (if applicable) Morningstar Rating metrics. Ratings are for Class A shares as shown only; other share classes bear different fees and expenses, which affect performance. Load-waived star ratings do not include any front-end sales load and are intended for those investors who have access to such terms (e.g., for plan participants of a defined contribution plan).

©2013 Morningstar, Inc. All rights reserved. The information contained above is (1) proprietary to Morningstar and/or its content providers; (2) may not be copied or distributed; and (3) is not warranted to be accurate, complete, or timely. Neither Morningstar nor its content providers are responsible for any damages or losses arising from any use of this information.

Strong ratings are not indicative of positive fund performance. Absolute performance for some funds was negative. For complete investment performance, please visit www.virtus.com.

2 Established in 1988, the Morningstar Fund Manager of the Year award recognizes portfolio managers who demonstrate excellent investment skill and the courage to differ from the consensus to benefit investors. To qualify for the award, managers' funds must have not only posted impressive returns for the year, but the managers also must have a record of delivering outstanding long-term risk-adjusted performance and of aligning their interests with shareholders'. Nominated funds must be Morningstar Medalists – a fund that has garnered a Morningstar Analyst Rating of Gold, Silver, or Bronze. The Fund Manager of the Year award winners are chosen based on Morningstar's proprietary research and in-depth qualitative evaluation by its fund analysts.

Virtus Investment Partners, Inc. | 100 Pearl Street | Hartford, CT 06103 | www.virtus.com

Virtus Investment Partners, Inc. 13

3 2013 Lipper Fund Awards: Virtus Foreign Opportunities Fund (i), Best Fund Over Past 3 Years; International Large-Cap Growth Funds Classification. Qualified Classification Portfolio Count: 56; Qualified Classification Fund Count 198. Virtus Global Opportunities Fund (A), Best Fund Over Past 3 Years, Global Large-Cap Growth Funds Classification. Qualified Classification Portfolio Count 18; Qualified Classification Fund Count: 68. Lipper Fund Classification Awards are granted annually to the fund in each Lipper classification that consistently delivered the strongest risk-adjusted performance (calculated with dividends reinvested). The 2013 Lipper Fund Classification Awards were given for the three-year, five year and ten-year periods ending 11/30/12 The Funds did not win the awards for other time periods.

4 Virtus ranked 1 of 62 fund families as the Best Taxable Bond Fund Family, on a one year basis in the Barron’s/Lipper 2012 Fund Survey, published in the February 11, 2013 issue of Barron’s. Ranked 42 of 58 in 2011 and 1 of 57 in 2010. To qualify for the survey, a fund group must have funds in five categories: general U.S. stock, global or international, fixed asset, taxable bond and tax exempt bond. Returns were calculated minus the effects of sales charges and 12b-1 fees. Rankings were asset-weighted, so larger funds had a greater impact on a fund family’s overall ranking, then weighted by category, with each category assigned a percentage.

Data quoted represents past performance. Past performance is no guarantee of future results. Current performance may be lower or higher than the performance data quoted. Investing involves risk, including the possible loss of principal. The value of your investment will fluctuate over time and you may gain or lose money.

Please carefully consider a Fund’s investment objectives, risks, charges, and expenses before investing. For this and other information about the Virtus Mutual Funds, call 1-800-243-4361 or visit www.Virtus.com for a prospectus and/or summary prospectus. Read it carefully before you invest or send money.

Virtus Mutual Funds are distributed by VP Distributors, LLC, member, FINRA and subsidiary of Virtus Investment Partners, Inc.

Forward-Looking Information

This press release contains statements that are, or may be considered to be, forward-looking statements. All statements that are not historical facts, including statements about our beliefs or expectations, are “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. These statements may be identified by such forward-looking terminology as “expect,” “estimate,” “plan,” “intend,” “believe,” “anticipate,” “may,” “will,” “should,” “could,” “continue,” “project,” or similar statements or variations of such terms.

Our forward-looking statements are based on a series of expectations, assumptions and projections about our company, are not guarantees of future results or performance, and involve substantial risks and uncertainty, including assumptions and projections concerning our assets under management, cash inflows and outflows, operating cash flows, our ability to expand distribution and product offerings, and future credit facilities, for all forward periods. All of our forward-looking statements are as of the date of this release only. The company can give no assurance that such expectations or forward-looking statements will prove to be correct. Actual results may differ materially.

Our business and our forward-looking statements involve substantial known and unknown risks and uncertainties, including those discussed under “Risk Factors,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our 2012 Annual Report on Form 10-K, as well as the following risks and uncertainties: (a) any reduction in our assets under management due to market conditions, investment performance, redemptions or terminations of investment contracts, or regulatory factors; (b) damage to our reputation; (c) our money market funds do not maintain stable net asset values; (d) our inability to attract and retain key personnel; (e) the competition we face in our business, including competition related to investment products and fees; (f) limitations on our deferred tax assets; (g) changes in key distribution relationships; (h) interruptions in service or failure to provide service by third-party service providers for technology services critical to our business; (i) adverse regulatory and legal developments; (j) impairment of our goodwill or intangible assets; (k) lack of availability of required and necessary capital on satisfactory terms; (l) liabilities and losses not covered by our insurance policies; (m) significant reductions to our fee rates; and (n) certain other risks and uncertainties described in our 2012 Annual Report on Form 10-K or in any of our filings with the Securities and Exchange Commission (“SEC”).

Virtus Investment Partners, Inc. | 100 Pearl Street | Hartford, CT 06103 | www.virtus.com

Virtus Investment Partners, Inc. 14

Certain other factors which may impact our continuing operations, prospects, financial results and liquidity or which may cause actual results to differ from such forward-looking statements are discussed or included in the company’s periodic reports filed with the SEC and are available on our website at www.virtus.com under “Investor Relations.” You are urged to carefully consider all such factors.

The company does not undertake or plan to update or revise any such forward-looking statements to reflect actual results, changes in plans, assumptions, estimates or projections, or other circumstances occurring after the date of this release, even if such results, changes or circumstances make it clear that any forward-looking information will not be realized. If there are any future public statements or disclosures by us which modify or impact any of the forward-looking statements contained in or accompanying this release, such statements or disclosures will be deemed to modify or supersede such statements in this release.

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Virtus Investment Partners, Inc. | 100 Pearl Street | Hartford, CT 06103 | www.virtus.com